UNIT PURCHASE PLAN ENGAGEMENT AGREEMENT
This Unit Purchase Plan Engagement Agreement, dated as of September 18, 2015 (this “Agreement”), is made between CST Services, LLC (the “Purchaser”), a wholly owned subisidiary of CST Brands, Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”), acting as agent for the Purchaser to purchase common units representing limited partner interests (the “Securities”) in CrossAmerica Partners LP (the “Company”), a publicly traded Delaware limited partnership.
WHEREAS, the Purchaser desires to establish a trading plan (subject to the terms and provisions of this Agreement, the “Plan”) that qualifies for the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, because the Purchaser is an “affiliated purchaser” (as defined in Rule 10b-18 (“Rule 10b-18”) under the Exchange Act) of the Company, also qualifies for the safe harbor provided by Rule 10b-18; and
WHEREAS, the Purchaser wishes to engage Broker as its exclusive agent to make purchases of the Securities on its behalf under the Plan.
NOW, THEREFORE, the parties agree as follows:

1.
The Purchaser hereby engages the Broker as the Purchaser’s exclusive agent to purchase the Securities during the term of this Agreement. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

2.
A.    Broker is authorized to begin purchasing the Securities as agent for the Purchaser pursuant to the Plan on Monday, September 21, 2015, after the execution of this Agreement by all parties hereto, and shall cease purchasing the Securities on the Termination Date (as defined below). The time period beginning on the date purchases are to first be made to the date of the termination of the Plan is referred to herein as the “Plan Period”.

B.     (i)     On each Trading Day during the Plan Period, Broker shall purchase as agent for the Purchaser and for the account of the Purchaser, the lesser of the (a) maximum number of Securities that the Company, together with its affiliated purchasers, could purchase under Rule 10b-18 and (b) number of Securities that Broker is able, subject to market conditions and principles of best execution, to purchase as agent for the Purchaser and for the account of the Purchaser on such Trading Day using commercially reasonable means in accordance with the guidelines set forth below in Annex A (the “Guidelines”). The Purchaser shall pay to Broker a commission of $0.02 per Security so purchased.
(ii)    A “Trading Day” is any day during the Plan Period that the New York Stock Exchange (the “Principal Market”) is open for business and the Securities trade regular way on the Principal Market.
(iii)    Any Securities so purchased shall be purchased under ordinary principles of best execution at the then-prevailing market price. Subject to the terms set forth in this Agreement, Broker shall have full discretion with respect to the execution of all purchases, and each of the Company and the Purchaser acknowledges and agrees that neither the Purchaser nor the Company shall exercise, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Securities pursuant to the Plan. Each of the Purchaser and the Company acknowledges and agrees that, in acting under this Agreement, Broker will be an independent contractor and will not be acting as the Purchaser’s or Company’s trustee or fiduciary or in any similar capacity. Payment for the purchase price of Securities purchased under the Plan for the account of the Purchaser, plus applicable commission, will be delivered to Broker’s account, which Broker shall specify in writing to the Purchaser from time to time, on a normal three-day settlement basis.
(iv)    In the event that Broker, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Broker, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Exchange Act, the “Requirements”) for Broker to refrain from purchasing Securities or to purchase fewer than the otherwise applicable number of Units set forth in the Guidelines (such amounts, the “Number of Units to be Purchased”) on any Trading Day during the Plan Period, then Broker may, in its discretion, elect that the Number of Units to be

Purchased for such Trading Day shall be reduced for such day to an amount determined by Broker in its discretion as appropriate with regard to any Requirements.
(v)    The Number of Units to be Purchased (and the corresponding purchase price limits or ranges) set forth in the Guidelines shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the Company or any similar event that occurs during the Plan Period, as determined by Broker in good faith and a commercially reasonable manner.
C.Broker may purchase Securities on the Principal Market, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Broker shall use good faith efforts to execute all purchase transactions under this Agreement in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of Rule 10b-18(b) (taking into account any applicable Securities and Exchange Commission or Staff no-action letters or interpretations as appropriate and subject to any delays between execution and reporting of a trade of Securities on the applicable securities exchange or quotation system and other circumstances reasonably beyond Broker’s control). Nothing herein shall preclude the purchase by Broker of the Securities for its own account, or the solicitation or execution of purchase or sale orders of the Securities for the account of Broker’s clients. Please be advised that, due to the manual process involved in executing and reporting trades on the floor of the New York Stock Exchange (the “NYSE”), a trade that is otherwise compliant with the price restrictions of Rule 10b-18 may appear to have been effected outside of the price restriction. Such a condition typically occurs as a result of the delays inherent in the NYSE specialist process of reporting a trade to the Consolidated System (as defined in Rule 10b-18(a)(6)). In those instances in which there is a delay between the execution and reporting of a trade by the specialist on the NYSE floor, a trade reported to the Consolidated System by another market may cause the NYSE trade report to appear as an “uptick”, i.e., a trade executed at a price higher than the highest independent bid or last sale price. These conditions are more likely to occur in actively traded stocks.
D.It is the intent of the parties that this Agreement and the Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c).
3.    Each of the Purchaser and the Company represents, warrants, agrees, acknowledges and covenants, severally (with respect to itself only) and not jointly, to the following, to the extent specified below:

(i)
the Purchaser represents and warrants that it is not entering this Agreement “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act) any material nonpublic information concerning the Securities or the business, operations or prospects of the Company and is entering into this Agreement in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(ii)
the Purchaser represents and warrants that purchases of Securities pursuant to this Agreement are not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Purchaser, the Company, its affiliates or its subsidiaries;

(iii)	each of the Purchaser and the Company covenants and agrees that it will not, during the Plan Period, enter into any Securities repurchase agreement with any other broker or dealer;

(iv)	each of the Purchaser and the Company covenants and agrees that it shall immediately notify Broker if the representations in clauses (ii) or (iii) become inaccurate during the Plan Period;

(v)
each of the Purchaser and the Company represents and warrants that the information that it provided to Broker on or prior to the date hereof, relating to any block purchases by the Purchaser, the Company or any affiliated purchasers during the current calendar week and the four preceding calendar weeks, was accurate and complete;

(vi)
each of the Purchaser and the Company agrees to not take any action that would cause the purchases of Securities hereunder not to comply with Rule 10b-18 or Rule 10b5-1 (including without limitation, entering into or altering any corresponding or hedging transaction or position with respect to the Securities);

(vii)
each of the Purchaser and the Company covenants and agrees that during the Plan Period, it shall not, and shall cause its officers or employees not to, directly or indirectly, communicate any material nonpublic information relating to the Company or the Securities to employees of Broker involved in executing purchases of the Securities under this Agreement;

(viii)
each of the Purchaser and the Company covenants and agrees that except for Broker’s covenant in the second sentence of Section 2.C. above, it shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Company, the Securities, the Purchaser and/or the transactions contemplated hereby, as applicable, including, without limitation, reporting and filing requirements under Section 13 of the Exchange Act, Section 16 of the Exchange Act, or Regulation 14E under the Exchange Act;

(ix)
the Purchaser acknowledges and agrees that (a) it is not relying, and has not relied, upon Broker or any affiliate of Broker with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof, (b) neither Broker nor any affiliate of Broker has acted as its advisor in any capacity in connection with this Agreement or the transactions contemplated hereby and (c) the Purchaser is entering into this Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks;

(x)
the Company covenants and agrees that it shall notify Broker prior to the opening of trading of the Securities prior to the public announcement of any merger transaction that will affect the volume calculation under Rule 10b-18 and provide Broker with the information relating to actual purchases by the Company during the three calendar months preceding such announcement (unless Broker already has such information relating to actual purchases by the Company) and the Purchaser acknowledges that if either the Purchaser or the Company does not provide such notice and information to Broker, Broker may in its discretion cease any purchase activity hereunder after such an announcement is made until such time as either the Purchaser or the Company provides Broker with the necessary information;

(xi)
each of the Purchaser and the Company covenants and agrees that it shall notify Broker prior to the opening of trading of the Securities of any affiliated purchasers (other than the Purchaser) that may occur on such Trading Day and each of the Purchaser and the Company acknowledges that purchases of Securities by any such affiliated purchaser (including without limitation any purchases caused or influenced by any action of the Purchaser) may cause the Number of Units to be Purchased on any Trading Day to be reduced pursuant to Section 2. B (iv) above;

(xii)
each of the Purchaser and the Company covenants and agrees that it shall not make any “Rule 10b-18 purchase” (as such term is defined in Rule 10b-18(a)(13)) outside of this Plan during the Plan Period other than through Broker; and

(xiii)	the Purchaser represents and warrants that the Purchaser’s intention to purchase Securities as contemplated hereby will have been publicly disclosed prior to the commencement of the Plan Period.

4. A.     This Agreement and the Plan shall terminate on the Termination Date. “Termination Date” means the earliest to occur of (i) any Optional Termination Date (as defined below), (ii) the date on which any Required Termination Notice (as defined below) is received by Broker, (iii) the date that the Purchaser or any other person publicly announces a tender or exchange offer with respect to the Securities or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the Securities as a result of which the Securities are to be exchanged or converted into shares or units of another company, (iv) the date that Broker becomes aware of the commencement or impending commencement of any voluntary or involuntary proceedings in respect of or triggered by either the Purchaser’s or Company’s bankruptcy or insolvency, and (v) the date that the Broker purchases the aggregate notional dollar amount of Securities set forth in the Guidelines.
B.    This Agreement may be terminated by either party hereto on written notice to the other party in accordance with Section 9 below (the date of any such termination, an “Optional Termination Date”). Any such notice from the Purchaser to Broker shall not indicate the reasons for the termination or otherwise communicate any material nonpublic information about the Company or the Securities to Broker.
C.    If, at any time during the Plan Period, any legal or regulatory restriction that is applicable to the Purchaser, the Securities, the Company or the Company’s affiliates would prohibit any purchase pursuant to the Plan, including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Exchange Act, the Purchaser agrees to give Broker notice of such restriction in accordance with the notice provisions below as soon as practicable (such notice, a “Required Termination Notice”). Such notice shall not include any information about the nature of the restriction or its applicability to the Purchaser or the Company or otherwise communicate any material nonpublic information about the Company or the Securities to Broker.
D.    Notwithstanding the termination of this Agreement, the Purchaser shall be solely responsible for any purchases made by Broker on the Purchaser’s behalf prior to Broker’s receipt of any notice of termination, and if Broker receives such notice, Broker may nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice is received by Broker.
E.    Broker may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any registered broker-dealer under common control with Broker without the consent of the Purchaser.
5.    In the event that Broker or any of its affiliates and their directors, officers, employees or agents (collectively, “Indemnified Persons”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, the Purchaser and the Company shall reimburse Indemnified Persons for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith promptly, and shall indemnify and hold Indemnified Persons harmless against any losses, claims, damages or liabilities to which Indemnified Persons may become subject in connection with any such action, proceeding or investigation. The Purchaser and the Company also agree that Indemnified Persons shall not have any liability to the Purchaser and the Company for or in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Purchaser and the Company result from the gross negligence, willful misconduct or bad faith of Indemnified Persons or a breach by Broker of any of its covenants or obligations hereunder. The provisions of this Section 5 shall survive the termination of this Agreement.
6.    The parties hereto agree and acknowledge that Broker is a “stockbroker” within the meaning of Section 101(53A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that this Agreement is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, and Broker is entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.
7.     This Agreement may be amended or modified only by a writing signed by the parties hereto and provided that any such modification or amendment shall only be permitted at a time when the Purchaser is otherwise permitted to effect purchases under this Agreement and at a time when neither the Company nor the Purchaser are aware of any material nonpublic information concerning the Company or the Securities and in connection with any such amendment or modification that the Purchaser shall represent that such amendment or modification is being made in good faith and not as part of a plan or scheme to evade Rule 10b5-1. Any actions taken by the Purchaser, the Company or its affiliated purchasers during the Plan Period that may affect the volume limit under Rule 10b-18 may constitute amendments of the Plan and will be taken in good faith and not as part of any plan to evade Rule 10b5-1. Upon any amendment or modification of this Agreement or the Plan (other than those referred to in the immediately preceding sentence), the Company and the Purchaser shall immediately deliver to Broker a letter substantially in the form of Exhibit A hereto.
8.    This Agreement constitutes the entire agreement between the parties with respect to the Plan and supercedes any prior agreements or understandings with regard to the Plan. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall constitute a single, binding agreement.
9.    All notices to Broker under this Agreement shall be given to Broker, Attention: Jake Mendelsohn, by (i) facsimile at 415-835-2514 followed by telephonic confirmation at 646-855-8900, (ii) by email to jake.mendelsohn@baml.com or (iii) by certified mail or overnight courier to the address below:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attention: Jake Mendelsohn, Managing Director

With a copy to
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attention: Peter Tucker, Assistant General Counsel

All notices to the Purchaser and the Company under this Agreement shall be given to Company, attention Evan Smith, by (i) email to evan.smith@cstbrands.com, (ii) by fax at 210-522-8583 followed by telephonic confirmation at 210-692-2677 or by (iii) certified mail or overnight courier to the address below:

CST Brands, Inc.
CST Services LLC
One Valero Way
Building D, Suite 200
San Antonio, Texas 78249
Attention: Evan Smith, Vice President and Treasurer

10.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY PROCEEDINGS OR DISPUTES.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

CST SERVICES LLC By: /s/ Evan Smith Evan Smith Vice President and Treasurer
CROSSAMERICA PARTNERS LP By: /s/ Evan Smith Evan Smith Vice President and Treasurer MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED By: /s/ Jake Mendelsohn Jake Mendelsohn Managing Director

EXHIBIT A

[Company Letterhead]

[Date]
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: Jake Mendelsohn
Re:    [Amendment/Modification/Waiver] of Unit Purchase Plan Engagement Agreement
Ladies and Gentlemen:
Reference is made to the Unit Purchase Plan Engagement Agreement (the “Repurchase Agreement”) dated as of September 18, 2015 between CST Services LLC (the “Purchaser”), CrossAmerica Partners LP (the “Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”). Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Repurchase Agreement.
In connection with the [amendment/modification/waiver] of the Repurchase Agreement, each of the Purchaser and the Company (severally and not jointly) hereby represents and warrants to Broker that on the date hereof the Purchaser is not aware of any material nonpublic information regarding the Company or the Securities, and that its decision to [amend/modify/seek a waiver of] the Repurchase Agreement was made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

Very truly yours,
CST SERVICES LLC
By
Name: Title:
CROSSAMERICA PARTNERS LP
By
Name:
Title:

Acknowledged and agreed to as of the date first above written,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title: